Exhibit 10.1
February 16, 2026
Matthew E. Avril
Re: Chief Executive Officer Employment Agreement
Dear Matt:
This Employment Agreement (the “Agreement”), effective as of January 1, 2026 (the “Effective Date”), confirms the terms of your employment as Chief Executive Officer (“CEO”) of Marriott Vacations Worldwide Corporation (“MVW” or the “Company”) and MVW’s Affiliates (defined below) pursuant to the following terms:
1.Resignation as Interim CEO. You hereby resign from your current position of Interim President & Chief Executive Officer of the Company, and you agree to sign any separate documents that may be requested by the Board to effect such resignation. Your resignation as Interim President & Chief Executive Officer pursuant to this Section 1 is intended to effectuate your employment as CEO pursuant to this Agreement and shall not result in a termination of or break in your Continuous Employment as that term is defined in that certain Restricted Stock Unit Agreement by and between the Company and you dated as of November 13, 2025, and that certain Stock Appreciation Right Agreement by and between the Company and you dated as of November 13, 2025 (together, the “Prior Awards”), both of which remain in full force and effect pursuant to the terms thereof, and are not superseded hereby. For clarity, nothing in this Agreement shall impact or modify the terms controlling the Prior Awards, including but not limited to their vesting or exercise.
2.Employment as CEO. Subject to earlier termination as provided for in Section 9, the Company hereby employs you, and you hereby accept employment, via MVW Services Corporation, a subsidiary and Affiliate of the Company, as CEO commencing on the Effective Date. You will report to the Company’s Board of Directors (the “Board”), on which you will continue to serve as a director subject to reelection in the ordinary course pursuant to the Company’s bylaws, as they may be amended and restated from time to time. Subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the Company’s common stock is listed, if applicable), you will continue to serve as an officer of the Company throughout your employment as CEO. As CEO, you will diligently, competently, and faithfully perform all of the duties and functions (a) set forth in the Company’s bylaws, as they may be amended and restated from time to time, and (b) customarily associated with or assigned to you by the Board commensurate with the position of CEO. You shall devote substantially all of your working time and efforts to the business and affairs of the Company (which shall include service to its Affiliates) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that you shall be permitted to (i) manage your personal, financial and legal affairs, (ii) participate in trade associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with your performance of your duties and responsibilities hereunder. Your employment relationship with the Company will also be governed by the general employment policies, plans, and practices of the Company, which are not contractual in nature and are subject to change by the Company, except that when the terms of this Agreement differ from or are in conflict with such policies, plans, and practices, this Agreement will control.
3.Compensation. During the term of this Agreement, subject to your performance in accordance with this Agreement, you will be entitled to the following:
a.Base Salary. You will be entitled to an annual base salary (“Base Salary”) of not less than One Million One Hundred Thousand Dollars ($1,100,000) subject to such annual increases as the Board’s Compensation Policy Committee (the “CPC”) deems appropriate, payable in accordance with the Company’s standard pay cycle for other executives.
b.Annual Bonus Compensation. During your employment, you will be eligible to receive an annual bonus (the “Annual Bonus”) in accordance with the Annual Management Bonus Plan (“Bonus Plan”) or such similar plan as may be in effect from time to time for senior executives of the Company and based on performance metrics as approved by the CPC and generally consistent with other Company officers. Your target Annual Bonus for FY26 and FY27 will be equal to one hundred fifty percent (150%) of Base Salary (“Target Bonus”), with a maximum Annual Bonus of two hundred percent (200%) of the Target Bonus for a total Annual Bonus opportunity of three hundred percent (300%) of Base Salary. For the avoidance of doubt, any Annual Bonus for FY26 shall not be subject to proration as a result of your employment hereunder commencing after January 1, 2026. Except as otherwise set forth herein, you must be employed by the Company through the time of the bonus payout, or at least as of March 15 of the year following the end of the bonus plan year if the bonus payout is after March 15, to receive a bonus payout.
c.Long Term Incentive (“LTI”) Compensation.
i.Restricted Stock Units; Stock Appreciation Rights. You are eligible to receive equity awards under the terms of that certain Marriott Vacations Worldwide Corporation 2020 Equity Incentive Plan, as Amended and Restated Effective May 10, 2024, and as may be further amended or a successor plan thereto (the “MVWC Equity Incentive Plan”) when the Company next grants such equity awards to the Company’s senior executives, which is expected to be on or about the second trading day after the Company’s 10-K is filed for the fiscal year ending December 31, 2025 (the actual date being the “Grant Date”). Your awards, which will have a combined target fair market value at the time of grant of $4,375,000 as determined by the Company’s equity grant policy, will be comprised of both restricted stock units (“RSUs”), which will have a target fair market value at the time of grant of $1,750,000, and stock appreciation rights (“SARs”), which will have a target fair market value at the time of grant of $2,625,000 and which shall remain outstanding until vested or exercised, as applicable, or forfeited. Except as otherwise set forth in this Agreement, the RSUs shall vest in three (3) equal annual increments beginning on the first anniversary of the Grant Date. Except as otherwise set forth in this Agreement, the SARs may not be exercised during the one-year period following the Grant Date; thereafter, the SARs may be exercised in three (3) equal annual increments beginning on the first anniversary of the Grant Date. To the extent that you do not exercise the SARs when they become initially exercisable, the SARs shall not expire but shall be carried forward and shall be exercisable at any time thereafter pursuant to the MVWC Equity Incentive Plan and applicable award agreements, which shall be in the Company’s standard form of award agreement modified to reflect the Cause provisions included herein in lieu of any other form of Improper Conduct provisions and otherwise aligned with the terms of this Employment Agreement (e.g., vesting schedule, other termination, etc.); provided, however, that the SARs shall not be exercisable after the expiration of five (5) years from the later of your Termination Date (defined below) or the end of your Continuous Service (as defined below), but in no event later than ten (10) years from the Grant Date, except as may be otherwise set forth in Section 10 hereunder. The RSU and SAR equity awards hereunder will be subject to the receipt of any required shareholder, Board, or CPC approvals, including but not limited to shareholder approval to increase the shares available for equity grants, the terms of the MVWC Equity Incentive Plan, and the award agreement evidencing such award. The vesting and exercise period described herein shall be included in the applicable award agreement, and, in the event of any discrepancy or conflict between this Agreement and the award agreement, this Agreement shall control.
ii.Transformation Award. You are eligible to receive an equity award under the terms of the MVWC Equity Incentive Plan, as determined by the Company’s equity grant policy, which will be comprised of up to 300,000 RSUs (the “Transformation Award”). The Transformation Award will be Earned (defined in Exhibit A attached hereto and incorporated herein by reference) based on performance during the applicable performance periods described below and vest at the end of the applicable performance periods unless vesting occurs sooner pursuant to Section 10 below. The number of RSUs Earned under the Transformation Award shall be based on achievement during the Performance Period (defined below) and Extended Stock Performance Period (defined below) of the Threshold, Target, and/or Maximum goals established on Exhibit A. The RSUs Earned under the Transformation Award shall be subject to vesting or forfeiture as set forth herein but shall not be subject to reduction once Earned.
A.As set forth on Exhibit A and incorporated herein by reference, up to fifty percent (50%) of the Transformation Award (150,000 RSUs at Maximum), if and as Earned, will vest on December 31, 2028 based on achievement of Adjusted EBITDA goals during the period beginning January 1, 2026, and ending on December 31, 2028 (the “Performance Period”), provided however, that the final measurement of Adjusted EDITDA will be determined when the Company releases its fourth quarter results for the period ending December 31, 2028. For avoidance of doubt, the RSUs Earned hereunder based on achievement of Adjusted EBITDA will be based on the highest goal Earned during any measurement period.

B.As set forth on Exhibit A and incorporated herein by reference, up to fifty percent (50%) of the Transformation Award (150,000 RSUs at Maximum), if and as Earned, will vest on December 31, 2028, based on the Highest Average Stock Price achieved during the Performance Period, and on June 30, 2029, for any additional RSUs Earned based on the Highest Average Stock Price achieved during the six (6) month period immediately following the Performance Period (e.g., January 1, 2029 through June 30, 2029) (the “Extended Stock Performance Period”). For the avoidance of doubt, the total number of RSU’s Earned hereunder based on achievement of Highest Average Stock Price will be based on the highest goal Earned at any time during either Performance Period or the Extended Stock Performance Period.
The Transformation Award hereunder is subject to the receipt of any required Board or CPC approvals, the terms of the MVWC Equity Incentive Plan, and the award agreement evidencing such award, which shall be in the Company’s standard form of award agreement modified to reflect the Cause provisions included herein in lieu of any other form of Improper Conduct provisions and otherwise aligned with the terms of this Employment Agreement (e.g., vesting schedule, other termination, etc.). In the event of any direct conflict between this Agreement and the award agreement, this Agreement shall control.
The settlement of the Transformation Award will be in VAC shares on the vesting dates, but in the event that the Company does not have sufficient shares available for issuance under the MVWC Equity Incentive Plan at the time of settlement, whether at the end of the Performance Period or Extended Stock Performance Period, as applicable, or upon any earlier vesting date pursuant to Section 10 below (the “Vesting Date”), the Company will deliver to you, in cash, the equivalent economic value of the share shortfall based on the VAC share price on the settlement date or, if the markets are closed on the settlement date, then on the last trading day prior to the settlement date.
Notwithstanding anything herein to the contrary, you acknowledge that Michael A. Flaskey is also eligible to receive a Transformation Award under similar terms pursuant to that certain Employment Agreement between the Company and Michael A. Flaskey dated February 16, 2026 (the “Flaskey Award”). In the event that your Transformation Award and the Flaskey Transformation Award vest at the same time, and the Company does not have sufficient shares available for issuance under the MVWC Equity Incentive Plan for both your Transformation Award and the Flaskey Award, you have instructed and agreed that the Company shall issue the shares contemplated under the Flaskey Award to the maximum extent possible prior to issuing any shares contemplated under your Transformation Award.
4.Paid Time Off. During your employment, you will be eligible for the greater of four (4) weeks of paid vacation and ten (10) days of paid sick leave or paid vacation and sick leave available under the Company’s Personalized Vacation (PVAC) and Sick Leave program in effect from time to time, subject to the reasonable business needs of the Company. Vacation, whether pursuant to this Agreement or the Company’s Personalized Vacation (PVAC) and Sick Leave program, does not roll over from year to year. Unless otherwise required by applicable law which cannot be waived, sick time can be rolled from year to year up to a maximum of forty (40) days. Vacation and sick leave, whether pursuant to this Agreement or the Company’s Personalized Vacation (PVAC) and Sick Leave

program, is not paid out upon termination of employment for any reason. You will also be eligible for any other paid leave benefits available to all Company associates in accordance with the Company’s personnel policies in effect from time to time.
5.Fringe Benefits. You will also be entitled to participate in those employee benefit plans, programs and arrangements, including, but not limited to life insurance, medical benefits, etc., if any, as may be provided by the Company to similar employees of the Company, in each case as such plans, programs and arrangements may be in effect from time to time, all subject to the terms of such plans, programs or arrangements and applicable policies of the Company. Such benefits are subject to the applicable plan documents, as may be amended or terminated by the Company from time to time.
6.Expenses. Subject to compliance with the Company’s policies, as in effect from time to time, you may incur and be reimbursed by the Company for reasonable expenses on behalf of and in furtherance of the business of the Company. The Company will pay directly to your attorney your reasonable legal fees incurred by you in connection with the preparation and execution of this Agreement so long as you enter into this Agreement, actually commence employment with the Company as CEO, and furnish the Company with your attorney’s invoice with respect to such legal fees, subject to redaction for time entries disclosing the substance of any attorney/client privileged communications.
7.Perquisites. Subject to compliance with the Company’s policies for certain perquisites, as in effect from time to time, and to the terms and conditions thereof, you will be eligible for an upgrade to Marriott Bonvoy Elite Status and to enjoy complimentary accommodations for personal stays at MVW properties.
8.Indemnification; D&O Insurance. The Company shall indemnify and hold you harmless to the fullest extent permitted by law and the Company’s organizational documents for all acts and omissions within the scope of your employment and service to the Company and its Affiliates. The Company shall maintain directors’ and officers’ liability insurance covering you on terms no less favorable than coverage provided to other senior executives and directors, subject to customary exclusions and limitations.
9.At Will Employment; Termination. The Company is an “at will” employer and as such, employment with the Company is not for a fixed term or definite period and may be terminated at the will of either party, with or without Cause (defined below). Your employment with the Company and this Agreement will terminate immediately:
a.Upon your death.
b.At the election of the Company and subject to any limitations imposed under applicable law, upon your Disability. For purposes of this Agreement, the term “Disability” will mean your inability, arising out of any medically determinable physical or mental impairment, to perform the services required of you hereunder for a period of more than (i) ninety (90) consecutive days or (ii) one hundred and twenty (120) total days during any period of three hundred and sixty-five (365) consecutive calendar days, as reasonably determined by the Board based on the opinion of a qualified physician selected with your consent (which consent shall not be unreasonably withheld).

c.At the election of the Company in its sole discretion, for any reason other than for Disability or Cause, at any time upon written notice by the Company to you.
d.Upon the existence of “Cause.” For purposes of this Agreement, the term “Cause” will be defined as your: (i) willful and continued failure to perform substantially all of your material duties hereunder (other than any such failure resulting from your Disability) in accordance with the lawful directives of the Board; (ii) willful misconduct or gross negligence which is knowingly or intentionally injurious to the Company or any Affiliate of the Company; (iii) conviction of, or the entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony; (iv) conviction of, or the entering of a plea of guilty or nolo contendere to any crime involving moral turpitude which, in the reasonable and good faith opinion of the Board, renders your continued employment materially damaging or detrimental to the Company; (v) engagement in fraud, embezzlement, or a willful or material violation of any federal, state or foreign securities laws; (vi) egregious misconduct, the veracity of which is supported by a preponderance of available information and which, in the Board’s reasonable determination, is likely to cause material injury to the Company’s operations, financial condition, or business reputation; (vii) intentional dishonesty or breach of fiduciary duty against the Company or any Affiliate of the Company; (viii) material violation of any rule or policy of the Company or any Affiliate of the Company applicable to you; and/or (ix) material breach of this Agreement, including the restrictive covenants in Section 13, or material breach of any other written non-disclosure, non-competition, or non-solicitation covenants or agreements given by you in favor of the Company or its Affiliates. “Cause” under Sections 8(d)(i) and (vii)-(ix) shall not exist until and unless the Company has given you written notice specifically delineating the asserted breach and shall inform you that you are required to cure such breach (if curable) within thirty (30) days (the “Cause Cure Period”) after such notice is given. If such breach is not so cured (or is not curable), the Company may terminate you for Cause under Sections 8(d)(i) and (vii)-(ix) after the end of the Cause Cure Period. If such breach is cured within the Cause Cure Period, Cause shall not exist under Sections 8(d)(i) and (vii)-(ix). In each of the foregoing subclauses (i) through (ix), whether or not a “Cause” event has occurred will be determined by the Company in its sole discretion, which shall be made in good faith and based upon evidence which shall be provided to you upon your request.
e.At your election without Good Reason (defined below), upon ninety (90) days’ prior written notice (the “Notice Period”) to the Company. At any time during the Notice Period, and upon five (5) business days’ notice to you, the Company may choose to place you on a paid leave of absence for all or a portion of the notice period, and such paid leave of absence shall not serve as a basis for termination under Section 9(f). Alternatively, at any time during the Notice Period, and upon five (5) business days’ notice to you, the Company may choose to accelerate the termination of your employment, and such acceleration shall not convert the termination to a termination under Section 9(c), in which event the Company agrees to continue to pay your Base Salary and provide benefits during the remainder of the Notice Period. In all cases under this Section 9(e), the entirety of the Notice Period shall constitute Continuous Service, and you agree to be available to consult with the Company during regular business hours through the end of the Notice Period. For the avoidance of doubt, your Continued Service pursuant to this Section 9(e) shall terminate at the end of the Notice Period.

f.At your election, for “Good Reason.” For purposes of this Agreement, “Good Reason” is defined as the Company’s (i) material breach of any terms of this Agreement; (ii) material breach with respect to the awards contemplated in Section 3(c); (iii) material diminution in the Base Salary, Target Bonus, or LTI Compensation described in Section 3; or (iv) relocation of your primary business office to a location more than fifty (50) miles one way from your then current primary business office, which circumstance continues uncured for thirty (30) days after you provide written notice identifying the asserted material breach to the Company. With respect to a Change in Control (as defined in the MVWC Change in Control Severance Plan) only, “Good Reason” shall include your resignation for any reason upon thirty (30) days’ written notice to the Company, provided that the effective date of such resignation shall be within sixty (60) days following the Change in Control.
g.Upon the “Leadership Transition.” The Company and you acknowledge and agree that your employment under this Agreement is expected to be approximately two (2) years from the Effective Date, or until such time as the Company and you mutually agree, with the intention to effect the “Leadership Transition.” For purposes of this Agreement, the “Leadership Transition” is defined as the date when you and the Company mutually agree that you will step down from employment as CEO because the Board has identified a successor CEO who is ready to assume employment as CEO of the Company. The Company and you acknowledge that discussions between you to effectuate the Leadership Transition may begin at any time but shall not begin later than July 1, 2027.
For all purposes of this Agreement, termination for Cause will be deemed to have occurred in the event of your resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen. For the avoidance of doubt, the termination of your employment and this Agreement, for any reason, will not extinguish your obligations specified in Section 13 of this Agreement.
10.Compensation Upon Termination. Upon your termination from employment under the following circumstances, you shall receive only the payments and benefits described in this Section 10 for the applicable termination circumstance and no other payments or benefits except as may be required by law. The payments and benefits described in this Section 10 are not cumulative. You may not receive termination payments and benefits under: (a) more than one (1) termination circumstance described in Section 9 (e.g., you may not experience a termination under both Section 9(c) and Section 9(g)); or (b) pursuant to the terms of (i) this Agreement and (ii) any severance plan of the Company (e.g., except as otherwise provided herein, you may not receive Change in Control payments and benefits under both Section 10(c) and MVWC’s Change in Control Severance Plan).

a.Death/Disability.
i.Accrued Amounts. You or your estate, as applicable, shall be entitled to receive (A) all earned but unpaid Base Salary provided for herein up to and including the date your employment with the Company terminates (the “Termination Date”), prorated based on a fraction, the numerator of which is the number of days of service in the calendar year through the Termination Date, and the denominator of which is 365; (B) reimbursement of reasonable business expenses incurred by you prior to the Termination Date, subject to your compliance with the Company’s expense reimbursement policies, and (C) all amounts or benefits to which you are entitled under any applicable employee benefit plan or arrangement of the Company in which you were a participant during your employment with the Company, in accordance with the terms of such plan or arrangement, and such other benefits as required by law (collectively, the “Accrued Amounts”); provided that, for clarity, you are not entitled to be paid for any unused vacation, Personalized Vacation, personal floating holidays, or Sick Leave.
ii.Annual Bonus. You or your estate, as applicable, will receive, in accordance with the terms of the Company’s 2025 Bonus Plan Guidelines, (A) to the extent not yet paid, an Annual Bonus for the fiscal year preceding the year in which the Termination Date occurs and (B) an Annual Bonus for the year in which the Termination Date occurs; provided, however, for the avoidance of doubt, that no bonuses under (A) or (B) above shall be payable in or for any period for which the Company has suspended bonuses or announced that no bonuses will be payable.
iii.RSUs/SARs.
A.Death. Upon your death, your outstanding unvested RSUs and both your unexercised and not-yet-exercisable SARs granted pursuant to Section 3(c)(i) above shall be treated in accordance with the MVWC Equity Incentive Plan and the applicable award agreements.
B.Disability. Upon your termination for Disability, your outstanding unvested RSUs and both your unexercised and not-yet-exercisable SARs granted pursuant to Section 3(c)(i) above shall be treated in accordance with the MVWC Equity Incentive Plan and the applicable award agreements, except that the definition of Disability in this Agreement shall control.
iv.Transformation Award: If such termination occurs prior to the last twelve (12) months of the Performance Period, the Transformation Award will vest based on the greater of (A) fifty percent (50%) of target performance or (B) Actual Performance (defined below) as of the Termination Date and prorated based on a fraction, the numerator of which is the number of days from January 1, 2026 through the Termination Date, and the denominator of which is 1,096 (the number of days in the Performance Period), but if such termination occurs during the last twelve (12) months of the Performance Period, the Transformation Award will vest based on Actual Performance as of the Termination Date and prorated based on a fraction, the numerator of which is the number of days from January 1, 2026 through the Termination Date, and the denominator of which is 1,096 (the number of days in the Performance Period). For purposes of this Section 10, “Actual Performance” means (C) the Highest Four-Quarter Adjusted EBITDA as defined in Exhibit A but calculated effective through the most recent quarter-end as of the Termination Date, and (D) the Highest Average Stock Price as defined in Exhibit A but calculated effective through the trading day prior to the Termination Date.
b.By the Company (Other than for Disability or Cause) or You for Good Reason -- Not in Connection with Either a Change in Control or a Leadership Transition.
i.Accrued Amounts. You will receive the Accrued Amounts.
ii.Prior Year Annual Bonus. Notwithstanding anything to the contrary in the Company’s Bonus Plan guidelines in effect for the fiscal year preceding the year in which your Termination Date occurs, you will receive, to the extent not yet paid, an Annual Bonus for the fiscal year preceding the year in which the Termination Date occurs; provided, however, for the avoidance of doubt, that no bonuses shall be payable in or for any period for which the Company has suspended bonuses or announced that no bonuses will be payable.
iii.Severance Benefits. Provided that you sign (but in no event later than forty-five (45) days following your Termination Date), and do not subsequently revoke within seven (7) days after signing (“Revocation Period”), a separation agreement and general release which shall include, but not be limited to, a general release of the Company and its Affiliates from liability for all claims that can be released by private agreement, a no-rehire provision, confidentiality, non-disparagement, and non-interference provisions, acknowledgment of ongoing obligations pursuant to Section 13 of this Agreement which remain in full force and effect, a post-employment cooperation agreement, and other customary terms, (the “Separation Agreement and General Release”), and further provided that you comply with the terms and covenants of Section 13 of this Agreement and the restrictive covenants in any other agreements, provided that in the event of any conflict, the restrictive covenants in Section 13 of this Agreement shall control, you will receive the following:
A.A payment equal to two (2) times the sum of your (i) Base Salary at the rate in effect on the Termination Date and (ii) Target Bonus for the year in which the Termination Date occurs, which shall be payable in a lump sum within ten (10) business days following the Revocation Period; and
B.A payment equal to your Annual Bonus, based on performance in accordance with the Bonus Plan for the year in which the Termination Date occurs, prorated based on a fraction, the numerator of which is the number of days you were employed in the year in which the Termination Date occurs and the denominator of which is 365, which shall be payable in March of the subsequent year when bonuses are normally paid out to Company associates; provided, however, for the avoidance of doubt, that you are excused from any requirement in the applicable Bonus Plan to be an employee of the Company on such date and further provided that no such pro-rated bonus shall be payable in or for any period for which the Company has suspended bonuses or announced that no bonuses will be payable; and
C.If you are eligible for and timely elect COBRA, the Company shall reimburse you on a monthly basis for the Company’s then-current employer share of monthly premiums at your coverage level for up to eighteen (18) months following the Termination Date, and, at the conclusion of such period, you may continue COBRA coverage at your sole cost for the remainder (if any) of the continuation coverage period provided under COBRA.
In the event MVW adopts a severance plan for executive terminations not in connection with a Change in Control that provides more favorable benefits than the provisions in this Section 10(b)(ii)(A) – (C), the terms of such severance plan shall control, otherwise the terms of this Agreement shall control.
iv.RSUs/SARs. Any outstanding unvested RSUs and SARs which are not yet exercisable granted pursuant to Section 3(c)(i) above shall be forfeited in accordance with the MVWC Equity Incentive Plan and the applicable award agreements. Any unexercised SARs granted pursuant to Section 3(c)(i) above shall be treated in accordance with the MVWC Equity Incentive Plan and the applicable award agreements.
v.Transformation Award. Provided that you sign (but in no event later than forty-five (45) days following your Termination Date), and do not subsequently revoke during the Revocation Period, the Separation Agreement and General Release, and further provided that you comply with the terms and covenants of Section 13 of this Agreement and the restrictive covenants in any other agreements, provided that in the event of any conflict, the restrictive covenants in Section 13 of this Agreement shall control, any Transformation Award Earned based on the achievement of the applicable goal will vest in full as of the Termination Date. In the event you have not earned a Transformation Award as of the Termination Date, then the Transformation Award will vest pro rata at Target performance based on a fraction, the numerator of which is the number of days from January 1, 2026 through the Termination Date, and the denominator of which is 1,096 (the number of days in the Performance Period).
c.By the Company (Other than for Disability or Cause) or by You for Good Reason -- In Connection with a Change in Control, but Not in Connection with a Leadership Transition. In the event your employment terminates on or within twelve (12) months following a Change in Control (other than upon Death, by the Company upon your Disability or for Cause, by you without Good Reason, or upon a Leadership Transition), you will be eligible to receive the following compensation and benefits:
i.Accrued Amounts. You will receive the Accrued Amounts.

ii.Prior Year Annual Bonus. Notwithstanding anything to the contrary in the Company’s Bonus Plan guidelines in effect for the fiscal year preceding the year in which your Termination Date occurs, you will receive, to the extent not yet paid, an Annual Bonus for the fiscal year preceding the year in which the Termination Date occurs; provided, however, for the avoidance of doubt, that no bonuses shall be payable in or for any period for which the Company has suspended bonuses or announced that no bonuses will be payable.
iii.Annual Bonus. You will receive a pro rata bonus for the year in which the Termination Date occurs, determined by multiplying your Target Bonus for such year by a fraction, the numerator of which is the number of days from the beginning of such year through the Termination Date, and the denominator of which is 365; provided, however, for the avoidance of doubt, that you are excused from any requirement in the applicable Bonus Plan to be an employee of the Company on the date of such payment and further provided that no such pro-rated bonus shall be payable in or for any period for which the Company has suspended bonuses or announced that no bonuses will be payable.
iv.Change in Control Severance Benefits. Provided that you sign (but in no event later than forty-five (45) days following your Termination Date), and do not subsequently revoke during the Revocation Period, a Separation Agreement and General Release, and further provided that you comply with the terms and covenants of Section 13 of this Agreement and the restrictive covenants in any other agreements, provided that in the event of any conflict, the restrictive covenants in Section 13 of this Agreement shall control, you will receive the following:
A.A payment equal to three (3) times the sum of your (A) Base Salary at the rate in effect on the date of termination and (B) Target Bonus for the year in which the Termination Date occurs, which shall be payable in a lump sum within ten (10) business days following the Revocation Period; and
B.A lump sum cash payment equal to the product of (i) the aggregate monthly premiums (both employee and employer portions) for the Company-provided medical, dental, and life insurance coverages that you are enrolled in prior to the date of the Change in Control or prior to your Termination Date, whichever amount is greater, and (ii) thirty-six (36).
In the event the Company adopts a severance plan for executive terminations in connection with a Change in Control that provides more favorable benefits than the provisions in this Section 10(c)(iv)(A) – (B), the terms of such severance plan shall control, otherwise the terms of this Agreement shall control.
v.RSUs/SARs. Your outstanding unvested RSUs and SARs which are not yet exercisable granted pursuant to Section 3(c)(i) above shall immediately vest and/or become exercisable upon the Termination Date. The RSUs and SARs granted pursuant to Section 3(c)(i) shall be treated in accordance with the change in control provisions of the MVWC equity incentive plan in effect on the Termination Date.

vi.Transformation Award. Provided that you sign (but in no event later than forty-five (45) days following your Termination Date), and do not subsequently revoke during the Revocation Period, the Separation Agreement and General Release, and further provided that you comply with the terms and covenants of Section 13 of this Agreement and the restrictive covenants in any other agreements, provided that in the event of any conflict, the restrictive covenants in Section 13 of this Agreement shall control:
A.Prior to the first anniversary of the Effective Date, the Transformation Award will vest at the greater of (i) 33% of target performance or (ii) Actual Performance.
B.On or after the first anniversary of the Effective Date but before the second anniversary of the Effective Date, any Transformation Award Earned based on the achievement of the applicable threshold will vest in full as of the Termination Date. In the event you have not Earned a Transformation Award as of the Termination Date, then the Transformation Award will vest pro rata at target performance based on a fraction, the numerator of which is the number of days from January 1, 2026 through the Termination Date, and the denominator of which is 1,096 (the number of days in the Performance Period).
C.On or after the second anniversary of the Effective Date, the Transformation Award will vest at the greater of (i) 67% of target performance or (ii) Actual Performance.
d.By Company for Cause or You without Good Reason.
i.Accrued Amounts. You will receive the Accrued Amounts.
ii.Annual Bonus. Any unpaid bonuses shall be forfeited.
iii.RSUs and SARs. Your outstanding unvested RSUs and both your unexercised and not-yet-exercisable SARs granted pursuant to Section 3(c)(i) above shall be forfeited in accordance with the MVWC Equity Incentive Plan and the applicable award agreements.
iv.Transformation Award. The Transformation Award shall be forfeited in accordance with the MVWC Equity Incentive Plan and the applicable award agreements.
e.Upon Leadership Transition.
i.Accrued Amounts. You will receive the Accrued Amounts.
ii.Annual Bonus. Provided that you experience Continuous Service, you will remain eligible to receive (A) to the extent not yet paid, an Annual Bonus for the fiscal year preceding the year in which the Termination Date occurs and (B) a pro rata Annual Bonus for the year in which the Termination Date occurs, determined by multiplying your Target Bonus for such year by a fraction, the numerator of which is the number of days from the beginning of such year to the Termination Date, and the denominator of which is 365, which shall be payable in March of the subsequent year when bonuses are normally paid out to Company associates; provided, however, that no bonuses under (A) or (B) above shall be payable in or for any period for which the Company has suspended bonuses or announced that no bonuses will be payable.
iii.RSUs and SARs. Provided that you experience Continuous Service and otherwise comply with the terms of Section 13 of this Agreement and the MVWC Equity Incentive Plan and applicable award agreements, outstanding unvested RSUs and both your unexercised and not-yet exercisable SARs granted pursuant to Section 3(c)(i) above shall continue to vest and be exercisable or become exercisable in accordance with the MVWC Equity Incentive Plan and the applicable award agreements. In the event a Change in Control occurs after the Termination Date, outstanding unvested RSUs granted pursuant to Section 3(c)(i) above, if any, shall immediately vest, and SARs which are not yet exercisable granted pursuant to Section 3(c)(i) above, if any, shall immediately become exercisable.
iv.Transformation Award. Provided that you experience Continuous Service and otherwise comply with the terms of Section 13 of this Agreement and the MVWC Equity Incentive Plan and applicable award agreement, you shall continue to be eligible for the Transformation Award in accordance with the MVWC Equity Incentive Plan and the applicable award agreement.
v.Continuous Services. For purposes of Section 3(c)(i), Section 9(e), and this Section 10(e), Section 11, and Section 13, “Continuous Service” shall include your agreement or offer to serve in a new employment capacity or position, on the Board, and/or as a consultant to the Company immediately following your Termination Date, even if the Company does not accept or agree to continue your service in such position or capacity. For purposes of this Section 10(e) only, Continuous Service shall meet the continuous employment requirement of Article 8.4(a) of the MVWC Equity Incentive Plan and Continuous Employment requirements of, and as defined in, any award agreements. You agree that you shall not experience Continuous Service pursuant to this Agreement after June 30, 2029.
11.Code Section 409A Compliance; Taxes.
a.To the extent applicable, this Agreement will be interpreted and applied consistent and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).
i.Termination of employment for all purposes under this Agreement will be determined to have occurred in accordance with the “separation from service” requirements of Internal Revenue Code (the “Code”) Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that the Company and you reasonably anticipated that no further services would be performed after a certain date or that the level of your bona fide services after such date (as an employee or as an independent contractor or otherwise pursuant to your experience of Continuous Service hereunder) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or actual period of service, if less).
ii.To the extent any expense reimbursements or in-kind benefits are subject to Code Section 409A, (i) the amount of expenses reimbursed or in-kind benefits provided in one year will not affect the amount eligible for reimbursement or provided in any subsequent year, (ii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the Company will reimburse or provide any such eligible reimbursements or benefits by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this agreement.
iii.If, upon such “separation of service,” Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), and if any payment or benefit that you become entitled to receive under this Agreement would be considered deferred compensation subject to interest, additional taxes, or penalties under Section 409A if paid during the six (6) month period immediately following the “separation of service,” then such payment or benefit shall instead be paid or provided on the first business day following the expiration of such six (6) month period (or, if earlier, upon your death). Any payments that are delayed pursuant to this provision shall be accumulated and paid in a single lump sum on such first business day, together with interest thereon at the applicable federal rate, compounded semi-annually, from the date such payments would have been made but for this provision.
b.The Company will make withholdings for taxes and other deductions required by law from the payments made to you pursuant to Section 10 and shall report the same to the IRS on Form W-2. However, you will be responsible ultimately for the payment of all taxes applicable to payments or benefits received from the Company. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company will have no liability to you, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by you or any successor or beneficiary thereof.
12.Repayment of Awards; Forfeiture. The Company hereby reserves the right to seek repayment or recovery of compensation, pursuant to the Company’s NYSE Clawback Policy and Other Conduct Clawback Policy in effect from time to time, as they may be amended from time to time, or any successor policy thereto. In addition, any award, including but not limited to any RSUs or SARs, is subject to any other recovery, recoupment, clawback, and/or other forfeiture policy maintained by the Company from time to time, and is also subject to any applicable law or regulation or the standards of any stock exchange on which the Company’s stock is then listed that provide for any such recovery, recoupment, clawback and/or forfeiture. The Company may also specify in an award agreement that your rights, payments, and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award

Agreement or otherwise applicable to you, a termination of your employment for Cause, or other conduct by you that is detrimental to the business or reputation of the Company and/or its Affiliates.
13.Restrictive Covenants
a.Non-Competition
i.During Employment. Except with the prior written consent of the Company, during your employment with the Company, you will not, individually or jointly with others, directly or indirectly, whether for your own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in the business of “vacation ownership,” nor will you engage in or own any “vacation ownership” business to be owned or operated by you or any other person or entity or undertake any planning for any such business, and you will not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity. “Vacation ownership” means that sector of the hospitality and real estate market involving the marketing and sale of shared ownership or usage rights to vacation properties or provision of related exchange services.
ii.Non-Competition Post-Employment. For a continuous period of two (2) years commencing on your Termination Date with the Company, regardless of voluntary or involuntary nature of the termination or the reason therefor, you will not, individually or jointly with others, directly or indirectly, whether for your own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in the “vacation ownership” business that is located or intended to be located within a state (if inside the United States of America) or a country (if outside the United States of America) in which any vacation property owned or operated by the Company or any of its Affiliates is located or in which the Company or any of its Affiliates is actively planning to own or operate within the twenty-four (24) month period immediately following your Termination Date, and you will not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity.
iii.Limitation. Notwithstanding subsections (i) and (ii) immediately above, it will not be a violation of this Section 13(a) for you to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute.

b.Confidentiality.
i.Definitions.
A.As used in this Agreement, “Customer” means all persons, firms, or entities that have either (i) sought or purchased the Company’s or any of its Affiliates’ goods or services, or (ii) have been in contact with the Company or any of its Affiliates for the purpose of seeking or purchasing the Company’s or any of its Affiliates’ goods or services, or (iii) have been contacted by the Company or any of its Affiliates for the purpose of selling its goods or services during your employment and for one year prior thereto, and all persons, firms, or entities subject to the control of those persons, firms, or entities.
B.As used in this Agreement, “Confidential Information” means all information created, obtained, or used by the Company or any of its Affiliates that derives independent value from not being generally known to the public, or is otherwise required to be protected and treated as confidential, which becomes known to you as a consequence of your employment with the Company. Confidential Information includes, but is not limited to, information about Customers, methods of operation, products, prices, costs, discounts, business plans, prospective and executed contracts, trade secrets, business contacts, customer lists, owners or potential owners, developer lists, and all technological, business, financial, accounting, statistical labor, and personnel information regarding the Company or any of its Affiliates. Confidential Information does not include information that is in or enters the public domain other than through (i) a data security breach or (ii) your or any third party’s breach of this Agreement or any similar obligations of confidentiality owed to the Company.
ii.Unauthorized Disclosure or Use of Confidential Information Prohibited. You acknowledge and agree that this Confidential Information is a valuable Company asset, part of the Company’s goodwill, vital to the Company’s success, and is the sole property of the Company and its Affiliates. You agree that any unauthorized disclosure or unauthorized use of this Confidential Information by you, whether during your employment with the Company or after its termination, would cause immediate, substantial, and irreparable injury to the business and goodwill of the Company and its Affiliates.
iii.Return of Company Property and Confidential Information. Immediately upon the termination of your employment with the Company, for any reason whatsoever, or as requested by the Company at any time, you will return to the Company every item and every document that is property of the Company or any of its Affiliates (including, but not limited to, keys, computers, laptops, tablets, cellular telephones, identification cards and badges, computer files and disks, flash drives, notes, memoranda, inventory and equipment, and records of any sort) or that contains Confidential Information, in whatever form (excluding your own personnel and payroll records lawfully obtained). This subsection shall not apply to property or Confidential Information that is necessary and appropriate for you to retain in connection with any Continuous Service after the Termination Date.

iv.Your Obligations Concerning Confidential Information. During your employment with the Company and for one (1) year following the termination of that employment for any reason whatsoever, you will hold in strict confidence all Confidential Information, and you will not, for any reason whatsoever, on your own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, disclose or allow to be disclosed any Confidential Information to any person or entity other than agents of the Company who are authorized to receive and use such information in connection with the business of the Company, and you will not use or aid others in obtaining or using any such Confidential Information, except as may be necessary to perform your duties for the benefit of the Company as an employee of the Company, without the express written permission of an authorized officer of the Company. You further understand and agree that, in order for the Company to protect its Confidential Information, the Company may at any time in its sole discretion, either with or without notice, audit and/or review the Company’s files, materials, and documents, computer hardware or software, email, or voice message systems that are provided to, utilized by, and/or created by you in the course of the performance of your duties for the Company (except where prohibited by applicable law), and you should have no expectation of privacy with respect to the use of such systems.
v.Permitted Activities. You understand that nothing in this Agreement: (i) prohibits or restricts you from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, (ii) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, (iii) prohibits or restricts you from disclosing Confidential Information to government agencies in the course of an investigation, to report suspected wrongdoing, or to make any other disclosures that are protected under the whistleblower provisions of federal or state laws or regulations, or (iv) prevents disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to a valid court order, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to promptly provide written notice of any such court order to an authorized officer of the Company before making any disclosures.
c.DTSA Notice. No term or provision of this Agreement is intended to interfere with or discourage a good faith disclosure of a protected trade secret to any governmental entity related to a suspected violation of the law. The following is intended to provide you with notice in compliance with the Defend Trade Secrets Act (“DTSA”), 18 U.S.C. § 1833 (as amended):

i.Immunity. You shall not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that (1) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
ii.Use of Trade Secret Information in Certain Litigation. The Company will not retaliate against you in any way for a disclosure made in accordance with the law. If you file a lawsuit against the Company alleging retaliation for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.
d.Non-Solicitation. In consideration of your employment or continued employment by the Company, and in recognition of the Company’s and its Affiliates’ legitimate purpose of avoiding for limited times competition from persons whom the Company or its Affiliate has trained and/or given experience, except to the extent prohibited or unenforceable under applicable law, you agree that during your employment with the Company through the period ending one year following the termination of your employment with the Company and its Affiliates, whether such termination of employment is voluntary or involuntary or with or without Cause, or the result of the Leadership Transition, you will not, on your own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, solicit or induce, or attempt to solicit or induce: (i) any Customers not to conduct business with the Company or any of its Affiliates, or to stop conducting business with the Company or any of its Affiliates, or to conduct business with or contract with any other person or entity, or (ii) any employee of the Company or any of its Affiliates with whom you had material contact during your employment to leave their employment with the Company or Affiliate, or consider employment with any other person or entity. You and the Company agree that any breach by you of the non-solicitation obligation under this paragraph will cause the Company or the relevant Affiliate immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of such breach, in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, and any other form of equitable relief. This provision is not a waiver of any other rights that the Company or any Affiliate may have under this Agreement, including the right to receive money damages.
e.Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software and designs (including all improvements) related to the business or any prospective activity of the Company or any of its Affiliates will be disclosed in writing promptly to the Company, and will be the sole and exclusive property of the Company, if either (a) conceived, made or used by you during the course of your employment with the Company (whether or not actually conceived during regular business hours) or (b) made or used by you for a period of six (6) months subsequent to the termination or expiration of such employment. Any invention, idea, process, program, software or design (including an improvement) will be deemed “related to the business of the Company” if (a) it was made with equipment, facilities or Confidential Information of the Company or any of its Affiliates, (b) results from work performed by you for the Company or any of its Affiliates or (c) pertains to the current business or demonstrably anticipated research or development work of the Company or any of its Affiliates. You will cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, will promptly assign, and do hereby assign, all such inventions, ideas, recipes, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret will be in the sole discretion of the Company, and you will be bound by such decision. You will provide the Company a complete list of all inventions, ideas, processes and designs if any, patented or unpatented, copyrighted or noncopyrighted, including a brief description, that you have made or conceived prior to your employment with the Company, and that, therefore, are excluded from the scope of this Agreement.
f.Consideration; Non-Estoppel; Independent Agreements; and Non-Executory Agreements. The restrictive covenants of Section 13(a), Section 13(b), Section 13(d), and Section 13(e) are given and made by you to induce the Company to continue employing you and to employ you as the CEO and to enter into this Agreement with you, and you hereby acknowledge that continued employment with the Company at the Base Salary is sufficient consideration for these restrictive covenants. The restrictive covenants of Section 13(a), Section 13(b), Section 13(d), and Section 13(e) will be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action you may have against the Company, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement of any restrictive covenant. The refusal or failure of the Company to enforce any restrictive covenant of Section 13(a), Section 13(b), Section 13(d), and Section 13(e) (or any similar agreement) against any other employee, agent, or independent contractor, for any reason, will not constitute a defense to the enforcement by the Company of any such restrictive covenant, nor will it give rise to any claim or cause of action by you against the Company.
g.Reasonableness of Restrictions; Reformation; Tolling; Enforcement. The parties hereto recognize and acknowledge that the geographical and time and scope of activity limitations contained in Section 13(a), Section 13(b), Section 13(d), and Section 13(e) are reasonable and properly required for the adequate protection of the Company’s interests. It is agreed by the parties hereto that if any portion of the restrictions contained in Section 13(a), Section 13(b), Section 13(d), and Section 13(e) are held to be unreasonable, arbitrary, or against public policy, then the restrictions will be considered divisible, whether as to the time and/or to the geographical area and/or scope of activity, with each month of the specified period being deemed a separate period of time and each radius mile or state or country of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area will remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory or the scope of the restricted activity to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area or scope of activity that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against you. If you violate any of the covenants contained herein and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which your business activities will be restricted, as provided in this Agreement, will be lengthened by a period of time equal to the period between the date of your breach of the terms or covenants contained in this Agreement and the date on which such breach ceased. If either party initiates legal proceedings to enforce, interpret or construe any of the covenants contained in this Agreement, the prevailing party shall be awarded its reasonable attorney’s fees and costs through trial and any appellate proceeding.
h.Remedies for Breach or Threatened Breach. You acknowledge that the duties imposed upon you in this Agreement are necessary to protect the Company’s legitimate business interests and that, in the event of your breach or threatened breach, the damage to the Company cannot be adequately measured in money damages. It is agreed that any breach or threatened breach of this Agreement will cause immediate and irreparable injury, loss, and damages, and, thus, it is agreed that the enforcing party shall be entitled to temporary and/or permanent injunctive relief and specific performance, where permitted by applicable law, in addition to any other remedies to which the enforcing party may be entitled in law or equity.
i.Cooperation. You will cooperate fully with all reasonable requests for information and participation by the Company, its Affiliates, its agents, or its attorneys, in prosecuting or defending claims, suits, and disputes brought on behalf of or against the Company and in which you are involved or about which you have knowledge. After the termination of your employment, the Company will instruct its attorneys to use reasonable efforts to schedule any proceeding requiring your participation in a manner that minimizes any interference with your personal or professional activities and will reimburse you for reasonable expenses incurred by you in such cooperation.
j.Non-Disparagement. During the term of employment and at all times thereafter, you will not knowingly and intentionally publicly disparage the Company, its Affiliates, or its or their directors, officers, business or products. During the term of employment and at all times thereafter, the Company will not issue any official Company statements that publicly disparage you, unless the Company determines reasonably and in good faith that such statements are true and are necessary to avoid or mitigate reputational damage to the Company or its Affiliates. During the term of this Agreement, the Company will instruct the Board not to publicly disparage you. Nothing contained herein will preclude any person from providing truthful testimony in any judicial or administrative proceeding or filing or complying with any EEOC or government agency investigation, whistleblower or similar statute. This section shall not apply to internal discussions within the Company relating to your performance, to internal discussions within the Company in the course of your performance of your job duties and responsibilities hereunder, or to truthful disclosures made by the Company pursuant to any securities law, or the rules of any securities exchange on which the Company’s shares are listed.

14.Representation. You represent that you are not a party to any agreement that would prevent you from performing your duties hereunder and that you will not use any confidential information of any third party in connection with employment by the Company. You shall comply with applicable laws, regulations, the Company’s policies, and any codes of ethics or conduct applicable to your role.
15.Notices. Any notice, request, demand, claim or other communication hereunder that is required to be made in writing shall be deemed duly given on the fifth (5th) business day after if it is sent by registered or certified mail, return receipt requested, postage prepaid, or, on the next business day if sent by a reputable overnight courier such as Federal Express, and addressed to the intended recipient as set forth below:
If to you: To your last known address and personal
email address as set forth in the Company’s payroll records.
With a copy to: Nichole Mooney, Esquire
Dean Mead
420 S. Orange Ave., Suite 700
Orlando, FL 32801
email: nmooney@deanmead.com
If to the Company: Board of Directors
Marriott Vacations Worldwide Corporation
7812 Palm Parkway
Orlando, FL 32836
Attn: Board Chair
With a copy to: Rachel D. Gebaide, Esquire
Lowndes 215 N. Eola Drive
Orlando, FL 32801
email: rachel.gebaide@lowndes-law.com
Marriott Vacations Worldwide Corporation
7812 Palm Parkway
Orlando, FL 32836
Attn: Chief Human Resources Officer

Either party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, that such communication is also sent by registered or certified mail or by reputable overnight courier within five business days of the original communication. Either party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth herein.

16.Limitation of Certain Payments.
a.Notwithstanding any other provision of this Agreement or any other Company plan, including but not limited to the MVWC Change in Control Severance Plan, if any payment or benefit due under this Agreement, together with all other payments and benefits that you receive or are entitled to receive from the Company or its related entities (collectively, “Payments”), will constitute a “parachute payment” (as that term is defined in Section 280G(b)(1) of the Code and related regulations), then, after taking into account any reduction in the Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement, such remaining Payments shall be reduced, to the minimum extent necessary to ensure that no portion thereof will be subject to an excise tax pursuant to Section 4999 of the Code or will fail to be tax-deductible to any of the Company Parties or its related entities by reason of Section 280G of the Code, but only if (i) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments and taking into account the phase out of itemized deductions and personal exemptions attributable to such Payments) is greater than or equal to (ii) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Payments and the amount of excise tax to you would be subject in respect of such unreduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Payments).
b.If a reduction to the Payments otherwise payable under this Agreement or any other arrangement is required pursuant to this Section 16, such reduction shall be made in the following order: (i) first, any future cash payments (if necessary, to zero); (ii) second, any current cash payments (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments; provided, that in all events, such reductions shall be done in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.
c.For purposes of determining whether and the extent to which the Payments will be subject to the excise tax pursuant to Section 4999 of the Code, (i) no portion of the Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting, legal, valuation, or similar firm(s) (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

d.It is possible that after the determinations and selections made pursuant to this Section 16 the Executive will receive Payments that are in the aggregate more than the amount provided under this Section 16 ("Overpayment") or less than the amount provided under this Section 16 ("Underpayment").
i.In the event that: (A) the Independent Advisors determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Independent Advisors believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then you shall pay any such Overpayment to the Company.
ii.In the event that: (A) the Independent Advisors, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to you or for your benefit.
e.This Section 16 shall control over any conflicting language in any other agreement between you and the Company, or its Affiliates, or any Company or Affiliate plan to which you are subject.
17.Miscellaneous.
a.Affiliate Definition. Whenever used in this Agreement, the term “Affiliate” means, with respect to any entity, all persons or entities directly or indirectly controlled by MVW where control may be by management authority, contract, or equity interest.
b.Successors and Assigns. This Agreement and the rights and duties created hereunder, will not be assignable or delegable by you. The Company will have the right to assign this Agreement, in whole or in part, and any or all of the rights and duties hereunder, including but not limited to the restrictive covenants in Section 13 above, to any person, including but not limited to any Affiliate of the Company, or any successor to the Company’s interest, and you hereby consent to such assignment and will be bound by such assignment. Any assignee or successor may enforce any restrictive covenant of this Agreement. Notwithstanding the foregoing, the assignment by the Company of this Agreement to any Affiliate, or any other person other than a successor to the Company’s business that assumes and agrees to be bound by this Agreement, shall not constitute a novation and shall not relieve the Company of its obligations hereunder.

c.Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by you and a duly authorized representative of the Company (other than yourself). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.
d.Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
e.Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
f.Governing Law; Dispute Resolution. The validity, interpretation, and performance of this Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof. Any disputes arising out of or related to this Agreement or otherwise in connection with your employment with the Company shall be resolved pursuant to the terms of MVW’s Dispute Resolution Agreement entry into which is a condition of your employment with the Company hereunder. In the event MVW’s Dispute Resolution Agreement is determined by a court of competent jurisdiction to be unenforceable in whole or in part, then venue for any dispute between the Company and you arising out of or related to this Agreement or otherwise in connection with your employment shall be a federal or state court of competent jurisdiction in Orange County, Florida, subject to the jury trial waiver in Section 17(g) below, and you expressly submit to the personal jurisdiction of such courts.
g.JURY TRIAL WAIVER. IF FOR ANY REASON A CLAIM OR DISPUTE PROCEEDS IN COURT RATHER THAN THROUGH ARBITRATION, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

THE PARTIES INTEND THAT THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.
h.Onboarding Documents. To the extent you have not already executed these documents, you agree as a condition of employment hereunder to execute the Company’s standard onboarding documents, including but not limited to the following: Recordings and Consent Release; 401K Enrollment and Acknowledgement; Electronic Signature Notice & Consent Form; Information Protection Agreement; Employee Privacy Notice; and Liberty Mutual Notice to Employees. To the extent any of the Company’s standard onboarding documents signed by you are in conflict with this Agreement, then this Agreement shall control.
i.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
j.Voluntary Execution; Representations. You acknowledge that (i) you have consulted with or have had the opportunity to consult with independent counsel of your own choosing concerning this Agreement and have been advised to do so by the Company, and (ii) you have read and understand this Agreement, are competent and of sound mind to execute this Agreement, are fully aware of the legal effect of this Agreement, and have entered into it freely based on your own judgment and without duress.
k.Entire Agreement. Except as otherwise set forth herein, this Agreement constitutes the full offer that has been extended to you and shall supersede any prior agreements whether oral or written. However, this Agreement does not constitute a contract of employment for any period of time. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights hereunder.
l.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

By signing this Agreement, you indicate your acceptance of the Company’s offer of employment pursuant to the terms set forth herein. Please keep one original copy of this Agreement for your personal files.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and you have executed this Agreement as of the date first written above.
MARRIOTT VACATIONS WORLDWIDE
CORPORATION, a Delaware corporation
By:/s/ Jason P. Marino
Name:Jason P. Marino
Title:Executive Vice President & Chief Financial Officer

/s/ Matthew E. Avril
MATTHEW E. AVRIL

EXHIBIT “A”

Transformation Award
I.Adjusted EBITDA Goals
A.The number of RSUs Earned (defined below) shall be determined based on the Highest Four-Quarter Adjusted EBITDA (defined below) performance and Earned upon achievement thereof, based on the following schedule:

Goal	Highest Four-Quarter Adjusted EBITDA	Payout as a % of Target	RSUs
	<$875	0%	0
Threshold	$875	50%	37,500
Target	$950	100%	75,000
Maximum	>$1,100	200%	150,000
B.“Adjusted EBITDA” shall mean the adjusted EBITDA reported on the Company’s Forms 10-Q and 10-K.
C.“Highest Four-Quarter Adjusted EBITDA” shall mean the Adjusted EBITDA over any four (4) consecutive quarters during the Performance Period.
D.“Earned”: Upon achievement of the Threshold, Target or Maximum Highest Four-Quarter Adjusted EBITDA above, the RSUs representing the Payout percentage in the above-referenced table shall be “Earned.” RSUs Earned hereunder are not subject to reduction.
E.In the event that the Highest Four-Quarter Adjusted EBITDA falls between Threshold and Target levels or between Target and Maximum levels in the above referenced table, the Company shall use linear interpolation to determine the level Earned.
F.Vesting: Except as otherwise provided in the Agreement, the number of RSUs Earned based on Adjusted EBITDA Goals shall vest on December 31, 2028, and be distributed following the CPC’s certification of performance, which shall occur in accordance with MVW’s regular policies and practices, except that it shall not be later than contemplated in the Agreement.
II.Stock Price Goals
A.The number of RSUs Earned (defined below) shall be determined based on the Highest Average Stock Price performance, and Earned upon achievement thereof, based on the following schedule:

Goal	Highest Average Stock Price	Payout as a % of Target	RSUs
	<$115	0%	0
Threshold	$115	50%	37,500
Target	$145	100%	75,000
Maximum	>$215	200%	150,000

B.“Highest Average Stock Price” shall mean the highest average closing price of VAC Common Stock over any thirty (30) consecutive trading days during the Performance Period or the Extended Stock Performance Period.
C.“Earned”: Upon achievement of the Threshold, Target or Maximum Highest Average Stock Price above, the RSUs representing the Payout percentage shall be “Earned.” RSUs Earned hereunder are not subject to reduction; provided, however, that any Earned and vested RSUs at the end of the Performance Period shall count towards any Payout at a higher goal at the end of the Extended Stock Performance Period.
D.In the event that the Highest Average Stock Price falls between Threshold and Target levels or between Target and Maximum levels in the above referenced table, the Company shall use linear interpolation to determine the level Earned.
E.Vesting: Except as otherwise provided in the Agreement, the number of RSUs Earned based on Stock Price Goals shall vest on December 31, 2028, or June 30, 2029, as applicable pursuant to Section 3(c)(ii)(B) of the Agreement, and be distributed following the CPC’s certification of performance, which shall occur in accordance with MVW’s regular policies and practices.
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